As filed with the Securities and Exchange Commission on February 25, 2010

Registration No. 333-105095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 2 TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	555 West 18th Street New York, New York 10011	59-2712887
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

GREGG WINIARSKI, ESQ.
Senior Vice President, General Counsel and Secretary
IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Reference is made to the registration statement on Form S-3, as amended (SEC File No. 333-105095), initially filed by IAC/InterActiveCorp (formerly known as InterActiveCorp) (“IAC”) with the U.S. Securities and Exchange Commission on July 15, 2003 (the “Registration Statement”) that relates to the resale of 4,400,000 shares of IAC Common Stock issuable upon the exercise of stock options granted to Dr. Georg Kofler pursuant to a stock option agreement, dated as February 18, 2000, between IAC and Dr. Georg Kofler (the “Kofler Agreement”).

As of the date of this filing, all of the stock options issued pursuant to the Kofler Agreement have either been exercised (and the related shares of IAC Common Stock acquired sold) or have expired in accordance with their terms.  Accordingly, IAC is hereby filing this Post-Effective Amendment No. 2 to the Registration Statement to remove from registration any remaining Securities under the Registration Statement.

Information regarding the number and nature of Securities registered does not reflect the impact of (i) the one-for-two reverse stock split and spin-off of Expedia, Inc., a Delaware corporation (the “Spin-Off”), both of which were completed on August 9, 2005, and (ii) certain elections made by the Selling Stockholder with respect to the Securities in connection with the Spin-Off.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description

24.1	Powers of Attorney.

ITEM 17.  UNDERTAKINGS

(a)                      The undersigned Registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)                include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however; that paragraphs (a)(1)(i), (a) (1)(ii) and (a) (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2)            that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of February, 2010.

IAC/INTERACTIVECORP

By:	/s/ GREGG WINIARSKI
	Name:	Gregg Winiarski
	Title:	Senior Vice President and
General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 25, 2010:

Name and Signature	Title

/s/ BARRY DILLER*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Barry Diller

/s/ VICTOR A. KAUFMAN*	Vice Chairman and Director
Victor A. Kaufman

/s/ THOMAS J. MCINERNEY*	Executive Vice President and Chief Financial Officer (Principal
Thomas J. McInerney	Financial Officer)

/s/ MICHAEL H. SCHWERDTMAN*	Vice President and Controller (Principal Accounting Officer)
Michael H. Schwerdtman

/s/ EDGAR BRONFMAN, JR.*	Director
Edgar Bronfman, Jr.

/s/ DONALD R. KEOUGH*	Director
Donald R. Keough

/s/ BRYAN LOURD*	Director
Bryan Lourd

/s/ JOHN MALONE*	Director
John Malone

/s/ ARTHUR C. MARTINEZ*	Director
Arthur C. Martinez

/s/ DAVID ROSENBLATT*	Director
David Rosenblatt

/s/ ALAN G. SPOON*	Director
Alan G. Spoon

/s/ ALEXANDER VON FURSTENBERG*	Director
Alexander Von Furstenberg

/s/ RICHARD F. ZANNINO*	Director
Richard F. Zannino

/s/ MICHAEL P. ZEISSER*	Director
Michael P. Zeisser

*By:	/s/ GREGG WINIARSKI
Gregg Winiarski
Attorney-in-Fact